Exhibit No. 10.4

OPERATING AGREEMENT
FOR
NANTUCKET ACQUISITION LLC,
A DELAWARE LIMITED LIABILITY COMPANY

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.  ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

OPERATING AGREEMENT
FOR
NANTUCKET ACQUISITION LLC

This Agreement is made as of the Effective Date by and among the Persons listed on the signature page hereof as the Members and Manager, with reference to the following:

A.           A Certificate to form the Company was filed as set forth in Section 1.7(a).

B.           The Members and Manager desire to adopt and approve an operating agreement for the Company pursuant to the Act as set forth in this Agreement.

NOW, THEREFORE, the Members and Manager by this Agreement set forth the operating agreement for the Company upon the terms and subject to the conditions of this Agreement.

ARTICLE 1
ORGANIZATIONAL MATTERS

1.1           Name. The name of the Company shall be Nantucket Acquisition LLC.  The Company may conduct business under that name or any other name approved by the Manager.

1.2           Term.  The term of the Company commenced as of the date of the filing of the Certificate with the Delaware Secretary of State, and shall terminate at the time set forth in Section 8.1.

1.3           Office.  The principal office of the Company shall be at 1920 Main Street, Suite 400, Irvine, CA 92614, or such other location as the Manager may determine.

1.4           Purpose and Business of the Company.  The business of the Company shall be: (i) the acquisition and ownership of membership interests in Sherburne; (ii) the acquisition, ownership and leasing of the Property; and (iii) all activities related thereto, and any and all other activities or business which a limited liability company is authorized to engage; provided, however, that such business shall be limited to and be conducted in a manner not to jeopardize those Members or their Affiliates that are or in the future may become REITs from continuing to qualify as REITs by reason of the Company’s business, unless all Members or Affiliates who are REITs cease to qualify as REITs for reasons other than the conduct of the business of the Company.

1.5           Definitions.  Capitalized words and phrases used in this Agreement have the meanings set forth in Exhibit C attached hereto or elsewhere in this Agreement.

1.6           Tax Classification.  The Members intend that for federal income tax purposes under the Code, and the corresponding provisions of state and local law, the Company shall be classified as a partnership rather than a corporation.

1.7          Filings; Agent for Service of Process.

(a)           The Certificate was filed in the office of the Secretary of State of Delaware on the Effective Date in accordance with the provisions of the Act to form the Company as a limited liability company under the laws of the State of Delaware.  The Manager (i) shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under applicable laws, and (ii) shall cause amendments to the Certificate to be filed whenever required by the Act.

(b)           The Manager shall cause to be filed original or amended Certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other states or jurisdictions in which the Company engages in business.

(c)           The name and address of the agent for service of process shall be as set forth in the Certificate, or any successor as appointed by the Manager.

(d)           Upon the dissolution of the Company, the Manager shall cause to be filed certificates of dissolution in accordance with the Act and the laws of any other states or jurisdictions in which the Company has filed certificates.

ARTICLE 2
CAPITAL CONTRIBUTIONS

2.1          Capital Contributions.  The Members identified on Exhibit A attached hereto have made or may make such Capital Contributions, if any, to the Company as set forth therein.  The Members acknowledge and agree that:

(a)           The COP Loan is documented in the COP Documents representing a non-revolving line of credit to the Company not exceeding $8,000,000, which for tax purposes shall be treated as (i) a debtor-creditor loan of up to $6,640,000 to the extent drawn, and (ii) an equity contribution and Capital Contribution to the Company (and Capital Account credit for purposes of Regulations Section 1.704-1(b)(2)(iv)) of $1,360,000, which promptly will be drawn in full;

(b)           The CPEF Loan is documented in the CPEF Documents representing a non-revolving line of credit to the Company not exceeding $1,500,000, which for tax purposes shall be treated to the extent drawn as an equity contribution and Capital Contribution to the Company (and Capital Account credit for purposes of Regulations Section 1.704-1(b)(2)(iv)); and

(c)           No Member shall take any tax-reporting position inconsistent with the characterization of the COP Loan or CPEF Loan as set forth in this Section 2.1.

(d)           Notwithstanding any other provision of the Loan Documents and this Agreement: (i) any distribution and any payment of a Guaranteed Payment to COP pursuant to this Agreement shall be treated as a payment of an equal amount pursuant to the COP Loan with respect to the Part B COP Transaction; (ii) any distribution and any payment of a Guaranteed Payment to CPEF pursuant to this Agreement shall be treated as a payment of an equal amount pursuant to the CPEF Loan; and (iii) the aggregate of the payments and distributions to the Lenders pursuant to the Loan Documents and this Agreement shall not exceed the aggregate amounts that would be payable to the Lenders pursuant to the Loan Documents determined as if this Agreement did not exist.

 2.2        Extent of Liability.  Except as otherwise provided by this Agreement or applicable law:

 (a)           A Member shall not be liable for the debts, liabilities, contracts or any other obligations of the Company; and

 (b)           A Member shall be liable only to make the Capital Contributions expressly provided for herein and, except as provided in the Loan Documents, shall not be required to lend any funds to the Company.

 No Member or Manager shall have any personal liability for the repayment of any Capital Contributions of any Member.

2.3          Loans.  Subject to Section 4.6 and the approval of the Class B Member and Class C Member to the extent required under the Loan Documents, the Manager may borrow money on behalf of the Company for the Company’s business from any source (including, without limitation, any Member or Affiliate thereof) on such terms and conditions as the Manager shall deem appropriate.

2.4          Other Matters. Except as otherwise provided in this Agreement or in the Loan Documents, no Member shall demand or receive a return of such Member’s Capital Contributions or withdraw from the Company.  Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash except as may be specifically provided herein.

ARTICLE 3
MEMBERS

3.1          Members.  There shall be six (6) classes of Members, as follows, with such rights and obligations as set forth in this Agreement:

(a)           Class A.   CVI shall be the sole Class A Member.

(b)           Class B.   COP shall be the sole Class B Member.

(c)           Class C.   CPEF shall be the sole Class C Member.

(d)           Class D.   SH shall be the sole Class D Member.

(e)           Class E.   CRA shall be the sole Class E Member.

(f)            Class F.   CLRA shall be the sole Class F Member.

3.2          Admission of Additional Members.  Subject to Section 6.2, additional Members may be admitted to the Company with the approval of the Class A Member.  Additional Members shall participate in the allocations and distributions of the Company on such terms as are determined by the Class A Member.  This Agreement shall be amended upon the admission of an additional Member as may be necessary as determined by the Class A Member to reflect such admission and to set forth the rights, obligations and Interests of all Members after such admission.  Notwithstanding the foregoing or any other provision of this Agreement, (i) the Interests of such additional Members shall be subordinate to the Interests of the existing Members, and (ii) the rights and obligations of any other Member other than the Class A Member shall not be modified without the written approval of such other Member.

3.3          Withdrawals or Resignations.  Except as otherwise specifically required by the Act, no Member may withdraw, retire or resign from the Company in such Member’s capacity as a Member without the approval of the Class A Member.

3.4          Compensation; Expense Reimbursement.  Except pursuant to a transaction permitted by Section 4.6, no Member or Affiliate thereof is entitled to remuneration for services rendered or goods provided to the Company.  The Company shall reimburse Members or Affiliates thereof for any expenses paid by them that properly are to be borne by the Company.

3.5          Member Approval.  No annual or regular meetings of the Members are required to be held.  However, if such meetings are held, such meetings shall be noticed, held and conducted pursuant to the Act.  In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act.  Unless otherwise required pursuant to the Act, approval of the Members shall mean the approval of the Class A Member.

ARTICLE 4
MANAGEMENT AND CONTROL OF THE COMPANY

4.1          Management of the Company by Manager.

(a)           Exclusive. Subject to the terms and conditions of this Agreement including, without limitation, those situations in which the approval of the Members is expressly required by this Agreement,  the Manager, acting alone, shall be responsible for the day-to-day decisions pertaining to the Company, and shall have full, complete and exclusive authority, power, and discretion to manage and control the business, Property and affairs of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company's business, Property and affairs (including, without limitation, hiring employees or consultants, and terminating the services of any service provider to the Company (including, without limitation, any Member who provides services to the Company), subject to any employment contract between the Officer and the Company).

A Member who is not a Manager shall not have the right to vote on any matter except as expressly provided in this Agreement.  No Member in such Member’s capacity as a Member shall have the right to bind the Company.

(b)          Appointment of Officers.  The Manager may appoint (but shall not be required to appoint) one or more Officers at any time.  The titles, powers, and duties of Officers shall be as specified in Exhibit B attached hereto.  Officers shall serve at the pleasure of the Manager, subject to any rights which may exist pursuant to any employment contract between the Officer and the Company.  Officers need not be Members or members of the Manager.

4.2           Manager.

(a)          Number, Term, and Qualifications  The Company shall be managed by the Manager, who shall be CVI.  The Manager shall continue as the Manager for all periods except as provided in this Agreement.

(b)          Resignation.  A Manager may resign such position at any time by giving written notice to the Members without prejudice to the rights, if any, of the Company under any contract to which the Manager, or an Affiliate of such Person, is a party. The resignation of a Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice.  Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.  The resignation of a Manager who is also a Member shall not affect such Person’s rights as a Member and shall not constitute a withdrawal of such Person as a Member.

(c)          Removal.  A Manager may be removed only upon the approval of the Class A Member.  Any removal shall be without prejudice to the rights, if any, of the Manager under any employment contract and, if a removed Manager is also a Member, shall not affect such Person’s rights as a Member or constitute a withdrawal of such Person as a Member.

(d)          Vacancies.  In the event a Manager ceases to be a Manager for any reason, a successor Manager may be appointed only upon the approval of the Class A Member.

(e)           Additional Managers.  Additional Managers (in addition to the Manager appointed pursuant to the foregoing provisions of this Section 4.2) may be appointed only upon the approval of the Class A Member.

(f)           Vote of Managers.  The actions of the Manager shall be pursuant to a majority vote of the Managers in the event there is more than one Manager.  If a majority of the Managers cannot agree on an action proposed to be taken, any Manager may submit such matters to the determination of the Class A Member, and in such event the Class A Member shall determine whether such proposed action is to be taken.

4.3          Limitations on Power of Manager. The Company (acting through its representatives, including the Manager and Officers appointed pursuant to Section 4.1(b)) shall not have authority to cause the Company to engage in the transactions set forth in this Section 4.3 without first obtaining the approval of the Class A Member.  Any action which is not a Major Decision may be taken by the Manager (or other Officer appointed by the Manager), provided that: (i) such action is within the scope of authority of such Person under this Agreement; and (ii) the Manager may first consult with the Members (to the extent the Manager determines to be appropriate) before taking an action.

(a)          Subject to Section 4.3(b), the Major Decisions are any matter set forth in this Agreement as requiring the vote of the Members (including, without limitation, the matters set forth in Sections 3.2, 4.2(c), 4.2(d), 4.2(e), 4.2(f), 4.3, 6.2, 8.1(b), 8.2, 8.4, 8.5 and 11.7).

(b)          Notwithstanding any other provision of this Agreement, the following actions may not be taken by the Manager or Members without the unanimous approval of the Manager and all Members:

(i)           Except as provided in Section 8.1, any act which would make it impossible to carry on the ordinary business of the Company;

(ii)          The occurrence by the Company of a debt not in the ordinary course of business and, in any event any debt that is not subordinate to the COP Transaction and the CPEF Transaction or expressly in accordance with the Loan Documents (during such time as the Loans remaining outstanding in whole or in part); and

(iii)         The pledge or assignment for security reasons of any Property for a debt not in the ordinary course of business and, in any event any debt that is not subordinate to the COP Transaction and the CPEF Transaction or expressly in accordance with the Loan Documents (during such time as the Loans remaining outstanding in whole or in part);

(c)          Notwithstanding any other provision of this Agreement, in the event of a default under the Loan Documents, or in the event any action taken on behalf of the Company may have a material adverse effect on COP and/or CPEF, the approval of the Class B Member and the Class C Member shall be required before the Manager or Class A Member may engage in any action set forth in Section 4.2 or Section 4.3.

4.4          Performance of Duties; Liability of Managers and Officers.  A Manager or Officer shall not be liable to the Company or to any other Manager or Member for any loss or damage sustained by the Company or any other member of the Manager or Member, unless the loss or damage shall have been the result of a breach of this Agreement, fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by such Manager or Officer.  A Manager or Officer shall perform such Person’s duties in good faith, in a manner such Person reasonably believes to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.  A Member who so performs the duties of a Manager or Officer shall not have any liability by reason of being or having been a Manager or Officer.

In performing duties under this Agreement, a Manager or Officer shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, of the following Persons or groups unless such Person has knowledge concerning the matter in question that would cause such reliance to be unwarranted, and provided that such Person acts in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:

(a)           One or more employees or other agents of the Company whom a Manager or Officer reasonably believes to be reliable and competent in the matters presented; or

(b)           Any attorney, accountant, environmental consultant or other Person as to matters which a Manager or Officer reasonably believes to be within such Person's professional or expert competence.

4.5          Devotion of Time.  A Manager or Officer shall devote whatever time or effort is reasonably appropriate for the furtherance of the Company's business.

4.6          Transactions between the Company, Managers, Members, Officers.  Notwithstanding that it may constitute a conflict of interest, and subject to the terms and provisions of this Agreement, the Members, Managers, Officers and their Affiliates may engage in any transaction with the Company as may be approved by the Manager so long as (i) such transaction is not expressly prohibited by this Agreement, and (ii) the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from Persons capable of similarly performing them.  The Manager and Members expressly approve the Loans and the Loan Documents.

Notwithstanding any other provision of this Agreement, no transaction shall be permitted pursuant to this Section 4.6 to the extent such transaction would or is likely to cause a    violation of any contract, loan or other agreement or obligation to which the Company is a party.

4.7          Compensation; Expense Reimbursement.

(a)           Subject to Section 4.6, no Manager, Officer or Affiliate thereof shall receive compensation from the Company for services performed for the Company except as may be approved by the Manager (subject to Section 4.3(c) and the last paragraph of Section 4.6).  Any compensation to a Manager or Officer pursuant to this Section 4.7(a) who is also a Member shall be treated as guaranteed payments within the meaning of Code Section 707(c).

(b)           The Company shall reimburse the Managers, Officers and Affiliates thereof for any expenses paid by them that properly are to be borne by the Company.

(c)           The Manager shall be entitled to reimbursement of an allocable portion of the general, administrative and overhead expenses of the Manager as reasonably determined by the Manager taking into account all of the activities of the Manager, including the Manager’s activities as the Manager of the Company.

ARTICLE 5
ALLOCATIONS AND DISTRIBUTIONS

5.1          Allocations.  The Profits, Losses and other items of the Company shall be allocated as set forth in Exhibit D attached hereto.

5.2          Net Cash.  Except as otherwise provided in Sections 5.3 and 8.2, the Manager shall distribute or pay Operating Cash Flow and Extraordinary Cash Flow to the Members in the following order and priority:

(a)           Operating Cash Flow.  Operating Cash Flow shall be distributed or paid in the following order and priority:

(i)           First, to the Class B Member until all accrued and unpaid interest on the Part A COP Transaction is paid in full;

(ii)          Second, to the Class B Member until all accrued and unpaid Guaranteed Payment on the Part B COP Transaction is paid in full;

(iii)         Third, to the Class C Member until all accrued and unpaid Guaranteed Payment on the CPEF Transaction is paid in full;

(iv)         Fourth, the remaining Operating Cash Flow, to the Class A Member; and

(v)          Notwithstanding the foregoing, to the extent (if at all) the Class B Member and/or Class C Member do not receive the entire amounts due to them as Additional Interest under the Loan Documents pursuant to Section 5.2(b), then Operating Cash Flow shall be distributed under this Section 5.2(a) to the Class B Member and Class C Member in the order and priority to which they are entitled to distributions of Extraordinary Cash Flow pursuant to Section 5.2(b), until they have received all amounts to which they are entitled pursuant to Section 5.2(b).

(b)          Extraordinary Cash Flow.  Extraordinary Cash Flow shall be distributed or paid in the following order and priority:

(i)           First, to the Class B Member until all accrued and unpaid interest on the Part A COP Transaction is paid in full;

(ii)          Second, to the Class B Member until to all accrued and unpaid Guaranteed Payment on the Part B COP Transaction is paid in full;

(iii)         Third, to the Class B Member until all unpaid principal on the Part A COP Transaction is paid in full;

(iv)        Fourth, to the Class B Member until its Adjusted Capital Contributions with respect to the Part B COP Transaction are reduced to zero;

(v)         Fifth, to the Class C Member until all accrued and unpaid Guaranteed Payment on the CPEF Transaction is paid in full;

(vi)        Sixth, to the Class C Member until its Adjusted Capital Contribution with respect to the CPEF Transaction are reduced to zero;

(vii)       Seventh, to the Class B Member in an amount equal to its Tier 1 Shared Appreciation Interest and the Class C Member in an amount equal to its Tier 1 Shared Appreciation Interest (in proportion to their Tier 1 Shared Appreciation Interests);

(viii)      Eighth, to the Class D Member, Class E Member and Class F Member (in proportion to their Tier 1 Shared Appreciation Interests); and

(ix)        Ninth, the remaining Extraordinary Cash Flow, to the Class A Member, Class D Member, Class E Member and Class F Member (in proportion to their Tier 2 Shared Appreciation Interests).

(c)           Definitions.  For purposes of this Agreement, certain definitions relating to Shared Appreciation are set forth in Exhibit C hereto under the definition of Shared Appreciation.

5.3          Amounts Withheld.  If required by applicable law, the Manager shall cause the Company to withhold such amounts as may be required from any payment or distribution from the Company to a Member, and the Company shall remit such amount on a timely basis to the tax authority or other entity entitled to it.  Any (i) amounts so withheld or (ii) estimated or other payments to tax authorities with respect to any Profits or other items allocable to the Members, shall be treated as amounts distributed to the Members pursuant to this Article 5 for all purposes.  The Company shall allocate any such amounts among the Members in accordance with applicable law.

5.4          Additional Provisions.  Notwithstanding any other provision of this Agreement:

(a)           If upon the Maturity Date of the COP Transaction and CPEF Transaction there has not been a Major Capital Event that produces cash proceeds sufficient to satisfy the priority payments and distributions set forth in Section 5.2(b) with respect to COP Transaction and CPEF Transaction, the Property shall be treated as sold for its Fair Market Value pursuant to the terms and provisions set forth under the definition of Shared Appreciation in Exhibit C attached hereto, and COP and CPEF shall receive payments and distributions from the Company pursuant to Section 5.2(a) in the amounts set forth in Section 5.2(b).

(b)           Upon the receipt by a Member of all payments or distributions to which such Member is entitled pursuant to this Agreement, such Member shall cease to be a Member and shall have no ongoing interest of any sort or manner pursuant to this Agreement.

(c)           At any time after the complete payment and/or distributions to COP and CPEF pursuant to this Agreement and the COP Transaction and CPEF Transaction, the Manager may elect in its sole discretion to redeem the Interests of the Class D Member, the Class E Member and/or the Class F Member including, without limitation, their rights to distributions pursuant to Section 5.2(b), based on the appraised value of such Member’s or Members’ Interests, as determined pursuant to Exhibit E attached hereto.

ARTICLE 6
TRANSFER AND ASSIGNMENT OF INTERESTS

6.1           Transfer and Assignment of Interests.  Any Member other than the Class D Member shall be entitled to Transfer all or any part of such Member’s Interest.  Any Interest so Transferred shall remain subject to all of the provisions and restrictions of this Agreement.  Notwithstanding the foregoing, any Transfer otherwise allowed pursuant to this Section 6.1 which would cause the termination of the Company under the Code, in the sole discretion of the Manager, shall be null and void.

6.2           Substitution of Members.  A transferee of a Member's Interest pursuant to this Agreement shall have the right to become a substitute Member only if approved by the Manager or, if there is no Manager, by the Class A Member, (ii) such Person executes an instrument satisfactory to the Manager or Class A Member, as the case may be) accepting and adopting the terms and provisions of this Agreement, and (iii) such Person pays any reasonable expenses in connection with such Person’s admission as a substitute Member.  The admission of a substitute Member shall not release the Member who assigned the Interest from any liability that such Member may have to the Company.

6.3           Distributions and Allocations in Respect to Transferred Interests.  If any Interest is Transferred during any accounting period in compliance with the provisions of this Article 6, Profits, Losses, each item thereof and all other items attributable to the Transferred Interest for such period shall be divided and allocated between the transferor and the transferee pursuant to an interim closing of the books, as provided in Regulations Section 1.706-1(c)92)(ii).  All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.  Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that if the Company does not receive a notice stating the date such Interest was Transferred and such other information as the Manager may reasonably require within thirty (30) days after the end of the accounting period during which the Transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, on the last day of the accounting period during which the Transfer occurs, was the owner of the Interest.  Neither the Company nor any member of the Manager shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 6.3, whether or not the Company or any member of the Manager has knowledge of any Transfer of ownership of any Interest.

6.4           Transfers in Violation of this Agreement.  Upon a purported Transfer in violation of this Article 6, such Transfer shall be null and void (unless such Transfer is required to be recognized under applicable law).  Upon a Transfer in compliance with this Agreement, if the transferee is not admitted as a substitute Member, the transferee shall have no right to vote or participate in the management of the Company or to exercise any rights of a Member.  Such transferee shall only be entitled to receive the share of the allocations, payments and distributions of the Company to which the transferor would otherwise be entitled with respect to the Transferred Interest.

ARTICLE 7
ACCOUNTING, RECORDS, REPORTING BY MEMBERS

7.1          Books and Records.  The books and records of the Company shall be kept in accordance with the accounting methods followed for federal income tax purposes.  The Company shall maintain at its principal office all of the following:

(a)           A current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the Capital Contributions and Capital Account of each Member;

(b)           A current list of the full name and business or residence address of each Manager and Officer;

(c)           A copy of the Certificate and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed;

(d)           Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

(e)           A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(f)            Copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years;

(g)           The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four (4) fiscal years; and

(h)           Any other books and records as may be required pursuant to applicable law.

7.2          Reports.  The Company:

(a)           Shall cause to be filed, in accordance with the Act, all reports and documents required to be filed with any governmental agency;

(b)           Shall cause to be prepared at least annually information concerning the Company's operations necessary for the completion of the Members' federal and state income tax returns;

(c)           Shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year such information as is necessary to complete the Member’s federal and state income tax or information returns with respect to the Member’s Interest; and

(d)           At least thirty (30) days prior to the Company’s filing of any Tax Returns, the Company shall provide to each Member for review and comment copies of the Tax Returns proposed to be filed, and the Company shall take any such comments into account, and may modify the Tax Returns, as the Manager may determine before the Tax Returns are filed.  The Company shall provide to each Member copies of the filed Tax Returns as soon as practicable after they are filed.

7.3          Bank Accounts.  The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

7.4          Tax Matters.

(a)           The Manager shall designate a Member as the Tax Matters Partner to represent the Company (at the Company's expense) in connection with all examination of the Company's affairs by tax authorities and to expend Company funds for professional services and costs associated therewith.

(b)           Any distributions to a Member pursuant to Sections 5.2(a)(iv), 5.2(b)(ix and 5.2(b)(x) shall be treated as distributions pursuant to Code Section 731(a).

(d)           Any distributions to a Member pursuant to Sections 5.2(b)(iv), 5.2(b)(v) 5.2(b)(vii), 5.2(b)(viii) and 5.4(c) shall be treated as distributions pursuant to Code Section 736(b).

(e)           Any distributions to a Member pursuant to Sections 5.2(a)(ii), 5.2(a)(iii), 5.2(b)(ii) and 5.2(b)(vi)shall be treated as guaranteed payments pursuant to Code Section 707(c).

7.5          Inspection of Books and Records.  The books and records of the Company described in Section 7.1, the reports and documents described in Section 7.2, the bank statements and related bank records pertaining to the bank accounts described in Section 7.3, and all documents generated or maintained with reference to the tax matters described in Section 7.4, shall all be and remain open and available for inspection and copying by any Member, or any Member’s authorized representative, during normal business hours on reasonable notice to the Company.  The costs of such inspection and copying shall be borne by the Member.

ARTICLE 8
DISSOLUTION AND WINDING UP

8.1          Liquidating Events.  The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

(a)           The sale of all or substantially all of the Property;

(b)           The determination of the Class A Member to dissolve, wind up and liquidate the Company (subject to the prior approval of the Class B Member and Class C Member, as the case may be, for all periods during which they continue to be Members; or

(c)           Entry of a decree of judicial dissolution of the Company pursuant to applicable law.

The Members hereby agree that, notwithstanding any provision of applicable law, the Company shall not dissolve prior to the occurrence of a Liquidating Event.

8.2          Winding Up.  Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members.  No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs.  The Manager (or, in the event there is no remaining Manager, any Person elected by the Class A Member) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company's liabilities and assets and the assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the order and priority set forth in Section5.2(b).

8.3          Rights of Members.  Except as otherwise provided in this Agreement or the Loan Documents, (i) each Member shall look solely to the assets of the Company for the return of such Member’s Capital Contribution and Company obligations owed to such Member, and shall have no right or power to demand or receive property other than cash from the Company, and (ii) no Member shall have priority over any other Member as to the return of such Member’s Capital Contributions, payments, distributions or allocations.

8.4          Notice of Dissolution.  In the event a Liquidating Event occurs, the Manager (or, in the event there are no remaining Manager, any Person elected by the Class A Member) shall provide written notice thereof to each of the Members and to all known creditors and claimants whose addresses appear on the records of the Company.  The Company shall file such certificates and other documents as may be required by applicable law to reflect the dissolution.

8.5          Final Accounting.  As a part of the winding up process, the Manager (or, in the event there are no remaining Manager, any Person elected by the Class A Member) shall provide to each Member a final accounting of the assets and liabilities (if any) of the Company, audited by the Company's accounting firm.  Such accounting and audit shall be paid for by the Company before any final liquidating distributions are paid to Members.  The requirement of this Section 8.5 may be waived only upon the approval of all Members.

ARTICLE 9
INDEMNIFICATION

9.1          Indemnification.

(a)           The Company shall indemnify and hold harmless the Members, Managers, Officers and their Affiliates and their respective officers, directors, employees, agents and principals (individually, an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company (including without limitation those incurred by any Affiliate as a result of any such guarantees, warranties, joinders or other agreements executed by such Affiliate for the benefit of the Company), excluding liabilities to any Member, regardless of whether the Indemnitee continues to be a Manager, Member, Officer, Affiliate, or an officer, director, employee, agent or principal of such Person at the time any such liability or expense is paid or incurred, to the fullest extent permitted by the Act and all other applicable laws.

(b)           Notwithstanding the provisions of Section 9.1(a), no Person shall be indemnified from any liability for fraud, bad faith, willful misconduct or gross negligence.

(c)           Notwithstanding anything to the contrary in any of Section 9.1(a), in the event that any provision in any of this Article 9 is determined to be invalid in whole or in part, Article 9 shall be enforced to the maximum extent permitted by applicable law.

9.2          Expenses.  Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 9.1 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 9.1.

9.3          Indemnification Rights Non-Exclusive.  The indemnification provided by Section 9.1 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, the vote of the Managers or Members, as a matter of law or equity, or otherwise, both as to action in the Indemnitee's capacity as a Member, Manager, Officer, Affiliate or officer, director, employee, agent or principal of a Member, Manager or Officer and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

9.4          Insurance.  The Company may purchase and maintain insurance (including, without limitation, directors’ and officer’s insurance), at the Company's expense, on behalf of the Members, Managers, Officers and such other Persons as the Manager shall determine, against any liability that may be asserted against, or any expense that may be incurred by, such Person in connection with the activities of the Company and/or the Members', Managers’ or Officers’ acts or omissions as the Members, Managers or Officers of the Company regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

9.5          Assets of the Company.  Any indemnification under Section 9.1 shall be satisfied solely out of the assets of the Company.  No Member, Manager, Officer or other Person shall be subject to personal liability or required to fund or to cause to be funded any obligation by reason of these indemnification provisions.

ARTICLE 10
REPRESENTATIONS

10.1        Representations.  Each Member hereby represents and warrants to, and agrees with, the Managers, the Members and the Company as follows:

(a)           Such Member has a preexisting personal or business relationship with the Company or one or more of its Officers or controlling Persons, or by reason of his or her business or financial experience, or by reason of the business or financial experience of his or her financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate or selling agent of the Company, such Member is capable of evaluating the risks and merits of an investment in the Company and of protecting his own interests in connection with this investment.

(b)           Such Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of the Interest.

(c)           Such Member is acquiring the Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Interest.  No other Person will have any direct or indirect beneficial interest in or right to the Interest (other than the owners of a Member which is an entity with respect to the Interest of such entity Member).

(d)           Neither any Manager, the Company, any Member nor any of their officers or counsel, nor any federal or state agency, has passed upon the Interests acquired by such Member or made any finding or determination concerning the fairness of the price to be paid by such Member for such Interests pursuant to this Agreement.  Such Member must bear the economic risk of the investment in the Company for an indefinite period of time.  Such Member acknowledges that the Interests being acquired by him pursuant to this Agreement are being offered and sold without qualification or registration under the California Corporate Securities Law of 1968 or any securities laws of any other state or the Securities Act of 1933, as amended, in reliance upon exemptions from the qualification and registration requirements.

(e)           Such Member is familiar with and has investigated the Company and its business, and has carefully considered and understands the risks of, and other considerations relating to, the Company’s business and the acquisition of Interests.  Such Member and such Member’s representatives have been furnished all materials relating to the Company and its business which they have requested, and have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any information made available by the Company or its representatives.  Representatives of the Company have answered all inquiries that such Member and representatives have put to them concerning the Company, its business and all other matters relating to the Company and such Member’s acquisition of Interests.

(f)            Such Member has adequate means of providing for such Member’s current needs and personal contingencies, has no need for liquidity in such Member’s investment in the Interests, and could afford to lose the entire amount of such Member’s investment in the Interests, and such Member’s commitment to all non-liquid investments is reasonable in relation to such Member’s net worth.

(g)           Such Member is not relying on any Manager, Member, the Company or any Officer, nor any of such Person’s officers, Affiliates or counsel for legal, accounting, financial, investment, valuation or tax advice in connection with his evaluation of the risks and merits of an investment in the Company and the consequences to such Member of such an investment.  Such Member is relying on such Member’s own advisors for legal, accounting, financial, investment, valuation and tax advice in connection with such Member’s evaluation of the risks and merits of an investment in the Company and the consequences to such Member of such an investment.

ARTICLE 11
MISCELLANEOUS

11.1        Complete Agreement.  This Agreement, the Loan Documents and all other documents referenced herein constitute the complete and exclusive statement of agreement among the Members and Manager with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements among the Members and Manager.  To the extent that any provision of the Certificate conflicts with any provision of this Agreement, the Certificate shall control.

11.2        Binding Effect.  Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, the Manager and their respective successors and assigns.

11.3        Interpretation.  All pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.  All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement.  Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.  In the event any claim is made by any Member or Manager relating to any conflict, omission or ambiguity in this Agreement (or any document referenced herein), no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement (or document) was prepared by or at the request of a particular Member, Manager or such Person’s counsel.

11.4        Dispute Resolution.  Subject to Section 11.23, any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof shall be resolved by a general reference pursuant to California Code of Civil Procedure Section 638 and in accordance with the provisions set forth below.  It is the intent of the parties that this reference agreement provision by specifically enforceable as follows:

(a)           Such controversy, dispute or claim shall be tried by a referee under an order of general reference to try all issues of fact and law, whether legal or equitable, to be chosen by counsel for the parties from a list of retired Superior Court judges furnished by the Orange County Superior Court, with all parties hereby waiving any right to a trial by jury.  If counsel are unable to agree, then the referee shall be appointed by the Superior Court, in accordance with California Code of Civil Procedure Section 640, with each party entitled to only one disqualification pursuant to California Code of Civil Procedure Section 170.6.  The trial shall be conducted and the issues determined in compliance with all judicial rules and all statutory and decisional law of the Superior Court and not by way of a reference.  The prevailing party in the reference shall be entitled to receive as part of the judgment in its favor an award of its reasonable attorneys’ fees, costs and expenses incurred with respect to the reference, plus interest at the highest rate permitted by law as not being usurious from and as of the date of the alleged breach, provided that prior to the determination of the prevailing party, the parties equally shall bear the costs and expenses of the referee.

 (b)          The referee shall conduct and decide all pretrial and post-trial procedures which may arise as if the matter were formally litigated in the Superior Court.  The judgment entered upon the decision of the referee shall be subject to all post-trial procedures and to appeal in the same manner as an appeal from any order or judgment in a civil action.  All rules of evidence as set forth in the California Evidence Code, all rules of discovery as set forth in the California Code of Civil Procedure, other statutory and decisional law of California and all Orange County Superior Court Rules and California Rules of Court shall be applicable to any proceeding before the referee.  The trial shall be conducted on consecutive dates, as opposed to being conducted piecemeal in various dates separated by postponements or adjournments.

(c)           This reference agreement may be specifically enforced by the filing of a complaint or petition or motion seeking specific enforcement or by motion directed to the law and motion department of the Orange County Superior Court or by such other procedure to the same effect as may be directed by the Orange County Superior Court Rules.

(d)           For the purposes of this Section 11.4:  (i) attorney fees shall include, without limitation, fees incurred in the following:  (1) postjudgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation; and (ii) prevailing party shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

11.5         Severability.  If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid shall not be affected thereby.

11.6         Notices.  Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice.  Such notices will be given to a Member or Manager at the address specified in Exhibit A hereto for such Person.  Any party may, at any time by giving five (5) days' prior written notice to the other Members and Managers, designate any other address in substitution of the foregoing address to which such notice will be given.

11.7         Amendments.  Subject to Section 3.2, all amendments to this Agreement must be approved by the Class A Member and, so long as the Class B Member and/or Class C Member are Members, by the Class B Member and/or Class C Member, as the case may be.

11.8         Multiple Counterparts. This Agreement may be executed in two or more counterparts and by facsimile or email/pdf signatures, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.9         Special Power of Attorney

(a)           Attorney-in-Fact.  Subject to such approvals of the Members as may be set forth in this Agreement, each Member grants the Manager a special power of attorney irrevocably making, constituting, and appointing the Manager as the Member's attorney in fact, with full power of substitution, and with all power and authority to act in the Member's name and on the Member's behalf to execute, acknowledge and deliver and swear to in the execution, acknowledgment, delivery and filing of the following documents, provided that any such action is in the ordinary course of business of the Company, is permitted pursuant to this Agreement, and is not expressly subject to the approval of the Members pursuant to this Agreement:

(i)           Promissory notes to be delivered pursuant to this Agreement;

(ii)          Deeds, trust agreements, management agreements, deeds of trust, mortgages, security agreements, contracts, instruments, certificates, representations, or any other agreements or documents to be delivered pursuant to this Agreement;

(iii)         UCC financing statements to be delivered pursuant to this Agreement and all amendments thereto;

(iv)         Assignments of interests or other documents of transfer to be delivered pursuant to this Agreement or in connection with the purchase of an Interest pursuant to this Agreement;  and

(v)         Any other instrument or document that may be reasonably required by the Manager in connection with any of the foregoing or to reflect any reduction in the Member's Capital Account or Interest pursuant to this Agreement.

(b)           Irrevocable Power.  The special power granted in Section 11.9(a):  (i) is irrevocable, (ii) is coupled with an interest, and (iii) shall survive a Member's death, incapacity or dissolution.

(c)           Signatures.  The Manager may exercise the special power of attorney granted in Section 11.9(a) by a facsimile or email/pdf signature.

11.10       Time.  Time is of the essence with respect to this Agreement

11.11       Waiver of Rights to Partition.  Inasmuch as all Property is owned by the Company as an entity, and no Member, individually, has any ownership in such Property, during the term of the Company none of the parties hereto shall have any right to partition any of the Property, and all parties hereto hereby irrevocably waive any and all rights that any Member might have to maintain any action for partition of any of the Property, either as a partition in kind or a partition by sale, except with respect to partition of Property upon dissolution and liquidation of the Company.

11.12       Violation.  The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.  The rights and remedies provided by this Agreement are cumulative, and the use of any one right shall not preclude or waive the right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

11.13       Business Days.  Whenever in connection with this Agreement any notice is required to be given, any meeting is required to be held, any other act or event is to be done or occur on or by a particular number of days and the date thus particularized or scheduled is a Saturday, Sunday or legal holiday in the State of California, such date shall be postponed to the next day which shall not be a Saturday, Sunday or legal holiday in the State of California.

11.14       Applicable Laws.  Subject to Section 11.23, this Agreement shall be enforced in accordance with the laws of the State of California, which would apply if all Managers and Members were residents of California, and the Agreement was made and performed in California.

11.15       Incorporation by Reference.  Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

11.16       Further Action.  Each party, upon the request of another party, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

11.17       Sole and Absolute Discretion.  Except as otherwise provided in this Agreement, all actions which any Person may take and all determinations which such Person may make pursuant to this Agreement may be taken and made in such Person’s sole and absolute discretion.

11.18       Third Parties.  Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties any rights or remedies under or by reason of this Agreement.

11.19       Equitable Relief.  Each Manager and Member acknowledges that:

(a)           Each such Person’s obligations under this Agreement are unique; and

(b)           If any Person should default in any of such Person’s obligations under this Agreement, (i) it would be extremely difficult or impossible to ascertain the amount of money damages that would adequately compensate a nondefaulting party for another party’s breach of any provision of this Agreement, and (ii) money damages would not afford adequate relief for such a breach.

Accordingly, if any Person breaches or threatens to breach any provision of this Agreement, then, upon a satisfactory showing of such breach or a threatened breach, all other Persons shall be entitled to temporary and permanent injunctive relief (including specific performance) to enforce the provisions of this Agreement, in addition to any other right or remedy available under this Agreement, or otherwise and without prejudice to their right to seek and recover monetary damages.  Each Manager and Member hereby expressly waives the defense that a remedy in damages would be adequate.

11.20       Confidentiality; Non-Use of Trade Secrets.  Subject to Section 11.23, the Managers, Officers and Members acknowledge that they will have access to certain Confidential Information which they agree are proprietary or confidential in nature.  Each Manager, Officer and Member acknowledges that:

(a)           The Confidential Information has been and will be developed and/or acquired by the Company at great expense, is of great significance and value to the Company, and constitutes trade secrets;

(b)           The Confidential Information is material and critically important to the effective and successful conduct of the Company’s business operations and activities; and

(c)           Any use of the Confidential Information by any Person other than for the Company’s benefit will constitute a wrongful usurpation of the Confidential Information by such Person.

Subject to Section 11.23, each Manager, Officer and Member hereby agrees to forever hold the Confidential Information in strict confidence and secret and not to use the Confidential Information for such Person’s own or any other Person’s benefit; provided, however, that such Person may disclose any or all of the Confidential Information: (i) if compelled by law to do so; (ii) if the Confidential Information becomes part of the public domain through no wrongful act or omission by or on behalf of such Person; or (iii) to any Person not affiliated with the Company if prior written consent of the Manager is obtained by such Person.  If Manager, Officer or a Member is requested in any judicial or administrative proceeding to disclose any Confidential Information, such Person shall promptly notify the Manager in writing of such request, so that the Company may oppose such disclosure or seek an appropriate protective order or other remedy to prevent the disclosure.  This Section 11.20 shall survive the cessation of such Manager, Officer or Member providing services to the Company or ceasing to be a Manager, Officer or Member.

11.21       Independent Activities.  Subject to Section 11.20, each Member, Manager, Officer and Affiliate thereof may engage in whatever activities such Person chooses and shall have no obligation to offer any interest in such activities to the Company or to any other Person.  Neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member, Manager, Officer or Affiliate thereof from engaging in such activities, or require any such Person to permit any other Person to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member and Manager, each Member, Manager and Officer hereby waives, relinquishes and renounces any such right or claim of participation.

11.22       Counsel.

 (a)            Each Member and Manager acknowledges and consents to the fact that John E. James (and his firm) is Counsel to CVI and the Company with respect to the preparation of this Agreement, and does not represent any Member, Manager or Officer (other than CVI) with respect to the Company, the preparation of this Agreement or the transactions contemplated by this Agreement or undertaken by the Company.  Accordingly, Counsel shall owe no duties to any Member, Manager or Officer with respect thereto (other than CVI and the Company), and the Members, Manager and Officers waive any such conflict of interest or potential conflict.  Notwithstanding any adversity that may develop, in the event any dispute or controversy arises between any Members, Managers or Officers or between a Member or a Manager or Officer and the Company, each Member, Manager and Officer agrees that Counsel may represent CVI and/or the Company in any such dispute or controversy to the extent permitted by the California Rules of Professional Conduct or similar rules in any other jurisdiction, and each Member, Manager, Officer and the Company hereby consents to such representation and waives any conflict of interest or potential conflict with respect to such representation.

(b)           Each Manager, Member, Officer and the Company acknowledges that such Person has had the opportunity to be represented by counsel of such Person’s choice with respect to all matters relating to this Agreement, the Company and its business.

11.23       Loan Documents.  Notwithstanding any provision of this Agreement to the contrary, to the extent any provisions of this Agreement conflict with or are inconsistent with any provisions of the Loan Documents (during all periods through the date the Class B Member and Class C Member cease to be Members), the provisions of the Loan Documents shall apply with respect to the Class B Member and Class C Member including, without limitation, Sections 11.4,  11.14 and 11.20.

[Signatures on following pages]

IN WITNESS WHEREOF, the Manager and Members have executed this Agreement as of the Effective Date.

MEMBERS:

CORNERSTONE VENTURES, INC.,
a California corporation

By
Terry G. Roussel, President

CORNERSTONE OPERATING
PARTNERSHIP, L.P.
a Delaware limited partnership

By:	Cornerstone Core Properties REIT, Inc.,
a Maryland corporation, its sole general partner

By
Terry G. Roussel, President

CORNERSTONE PRIVATE EQUITY
FUND OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By:	Cornerstone Healthcare Real Estate Fund, Inc., a Maryland corporation, its sole general partner

By
Terry G. Roussel, President

SERVANT HEALTHCARE
INVESTMENTS LLC,
a Florida limited liability company

By
John Mark Ramsey, CEO

CORNERSTONE REALTY ADVISORS, LLC,
a Delaware limited liability company

By:	Cornerstone Industrial Properties, LLC, a California limited liability company, its Managing Member

By: Cornerstone Ventures, Inc., a California corporation, its Managing Member

By
Terry G. Roussel, President

CORNERSTONE LEVERAGED
REALTY ADVISORS, LLC,
a Delaware limited liability company

By:	CIP Leveraged Fund Advisors, LLC, a California limited liability company, its Managing Member

By: Cornerstone Ventures, Inc., a California corporation, its Managing Member

By
Terry G. Roussel, President

MANAGER:

CORNERSTONE VENTURES, INC.,
a California corporation

By
Terry G. Roussel, President

OPERATING AGREEMENT
FOR
NANTUCKET ACQUISITION LLC,
A DELAWARE LIMITED LIABILITY COMPANY

EXHIBIT A

CAPITAL CONTRIBUTIONS

Members' Names	Members' Addresses	Members' Capital Contributions

Cornerstone Ventures, Inc.	1920 Main Street, Suite 400 Irvine, CA 92614	$1,000

Cornerstone Operating Partnership, L.P.	1920 Main Street, Suite 400 Irvine, CA 92614	$1,360,000

Cornerstone Private Equity Fund Operating Partnership, LP	1920 Main Street, Suite 400 Irvine, CA 92614	Zero[1]

Servant Healthcare Investments LLC	1000 Legion Place, Suite 1650 Orlando, FL 32801	Zero

Cornerstone Realty Advisors, LLC	1920 Main Street, Suite 400 Irvine, CA 92614	Zero

Cornerstone Leveraged Realty Advisors, LLC	1920 Main Street, Suite 400 Irvine, CA 92614	Zero

1	Until, if at all, amounts are drawn pursuant to Section 2.1(b), and then to the extent of such drawn amounts.

A-1

OPERATING AGREEMENT
FOR
NANTUCKET ACQUISITION LLC,
A DELAWARE LIMITED LIABILITY COMPANY

EXHIBIT B

OFFICERS

1.            OFFICERS.  The officers of the Company may be (but shall not be required to be) a Chief Executive Officer, President, a Chief Operating Officer, a Secretary, and/or a Chief Financial Officer.  The Company may also have, at the discretion of the Manager, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of paragraph 3 hereof.  Any number of offices may be held by the same person.

2.            APPOINTMENT OF OFFICERS.  The officers of the Company, except such officers as may be appointed in accordance with the provisions of paragraphs 3 or 5 hereof, shall be chosen by the Manager and serve at his pleasure, subject to the rights, if any, of an officer under any contract of employment.

3.            SUBORDINATE OFFICERS.  The Manager may appoint, or may empower the Chief Executive Officer to appoint, such other officers as the business of the Company may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided herein or as the Manager may from time to time determine.

4.            REMOVAL AND RESIGNATION OF OFFICERS.  Subject to the rights, if any, of an officer under any contract of employment, all officers serve at the pleasure of the Manager, and any officer may be removed, either with or without cause, by the Manager.  Any officer may resign at any time by giving written notice to the Company.  Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

5.            VACANCIES IN OFFICES.  A vacancy in any office because of death, resignation, removal, disqualification or any other cause may be filled in the manner prescribed herein for regular appointments to that office.

6.            CHIEF EXECUTIVE OFFICER.  The Chief Executive Officer shall be the Company’s general manager and chief executive officer and, subject to the control of the Manager, shall have general supervision, direction, and control over the Company’s business and its officers.  The managerial powers and duties of the Chief Executive Officer shall include, but are not limited to, all the general powers and duties of management usually vested in the office of the chief executive officer of a corporation, and shall have such other powers and duties as may be prescribed by the Manager or herein.  The Chief Executive Officer shall preside at all meetings of the Members and at meetings of the Managers if requested to do so.  If the Company does not have a separate individual as the President, the Chief Executive Officer shall also be the President of the Company.

7.            PRESIDENT.  If there is no Chief Executive Officer, then the President shall be the Company’s general manager and chief executive officer and, subject to the control of the Manager, shall have general supervision, direction, and control over the Company’s business and its Officers, and shall have such other powers and duties as may be prescribed by the Manager or herein.  If there is a separate Chief Executive Officer, then the President shall be the Chief Operating Officer of the Company.  In the absence or disability of the Chief Executive Officer, the President shall perform all the duties of the Chief Executive Officer.

8.            CHIEF OPERATING OFFICER.  The Chief Operating Officer shall work in conjunction with the Chief Executive Officer and Manager in determining and implementing the direction and control of the Company.  In the absence or disability of the Chief Executive Officer and President, the Chief Operating Officer shall perform the duties of the Chief Executive Officer, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer.  The Chief Operating Officer shall be responsible for the operational activities within the Company, including the establishment of procedures for maintaining high standards of manufacturing operations, product quality, reliability, and safety, and shall have such other powers and perform such other duties as from time to time may be prescribed by the Manager, herein, or the Chief Executive Officer.

9.            VICE PRESIDENTS.  In the absence or disability of the Chief Executive Officer and President, the Vice Presidents, if any, in order of their rank as fixed by the Manager or, if not ranked, a Vice President designated by the Manager, shall perform all the duties of the Chief Executive Officer and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer.  The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Manager.

10.           SECRETARY.  The Secretary shall keep or cause to be kept, at the principal executive office of the Company or such other place as the Manager may direct, a book of minutes of all meetings and actions of Manager and Members.  The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the number of shares present or represented at Members' meetings, and the proceedings thereof.

The Secretary shall keep, or cause to be kept, at the principal executive office of the Company or at the office of the Company's transfer agent or registrar, as determined by resolution of the Manager, a share register, or a duplicate share register, showing the names of all Members and their addresses, the number and classes of interests held by each, the number and date of certificates evidencing such interests, and the number and date of cancellation of every certificate surrendered for cancellation.  The Secretary shall give, or cause to be given, notice of all meetings of the Members and Manager required to be given by law or herein.

11.           CHIEF FINANCIAL OFFICER.  The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares, as well as business plans and budgets.  In addition, the Chief Financial Officer shall also prepare, or cause to be prepared, monthly and quarterly financial statements, and cause the same to be delivered to the Members within ten business days after the end of each month, or 20 business days after the end of each calendar quarter.  The books of account shall at all reasonable times be open to inspection by the Members and Manager.

The Chief Financial Officer shall deposit all money and other valuables in the name and to the credit of the Company with such depositories as may be designated by the Manager.  The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Manager, shall render to the Chief Executive Officer and Manager, whenever they request it, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the Company, and shall have such other powers and perform such other duties as may be prescribed by the Manager or herein.

OPERATING AGREEMENT
FOR
NANTUCKET ACQUISITION LLC,
A DELAWARE LIMITED LIABILITY COMPANY

EXHIBIT C

DEFINITIONS

Definitions.  Capitalized words and phrases used in this Agreement have the meanings set forth in this Section 1.5 or elsewhere in this Agreement:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time, or any corresponding provision or provisions of any succeeding law of the State of Delaware.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Person's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i)           Credit to such Capital Account any amounts which such Person is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)          Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Adjusted Capital Contributions” means, as of any day with respect to the Class B Member or the Class C Member, such Person’s Capital Contributions, adjusted as follows:

(i)           Increased by the amount of any Company liabilities (if any) which, in connection with distributions to such Person pursuant to Section 5.2(b)(iv), with respect to the Class B Member, and Section 5.2(b)(vii), with respect to the Class C Member, are assumed by  such Person or are secured by any Property distributed to such Person; and

(ii)          Reduced by the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to Section 5.2(b)(iv), with respect to the Class B Member, and Section 5.2(b)(vii), with respect to the Class C Member, and the amount of any liabilities (if any) of such Person assumed by the Company or which are secured by any property contributed by such Person to the Company.

In the event the Class B Member or the Class C Member Transfers all or any portion of its Interest in accordance with the terms of this Agreement, the transferee shall succeed to his Adjusted Capital Contributions to the extent it relates to the Transferred Interest.

“Affiliate” means any Person controlled by, controlling or under common control with another Person.

“Agreement” means this Operating Agreement for Nantucket Acquisition LLC, as amended from time to time.  Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Person in accordance with the following provisions:

(i)           To each Person's Capital Account there shall be credited such Person's Capital Contributions, such Person's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 5.1 of Exhibit D hereof, and the amount of any Company liabilities assumed by such Person or which are secured by any Property distributed to such Person.

(ii)          To each Person's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to any provision of this Agreement (other than with respect to (A) a Guaranteed Payment, and (B) payment from Operating Cash Flow or Extraordinary Cash Flow designated as the payment of accrued and unpaid interest or principal on the Part A COP Transaction), such Person's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 5.1 of Exhibit D hereof, and the amount of any liabilities of such Person assumed by the Company or which are secured by any property contributed by such Person to the Company.

(iii)         In the event any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(iv)         In determining the amount of any liability for purposes of clauses (i) and (ii) of the definition of Adjusted Capital Contributions and clauses (i) and (ii) of the definition of Capital Account, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 8 hereof upon the dissolution of the Company.  The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any asset (other than money) contributed to the Company with respect to the Interest held by such Member (and treated as an equity contribution to the Company for tax purposes, rather than a loan, pursuant to this Agreement) pursuant (without limitation) to Section 2.1.

“Certificate” means the Certificate of Formation filed with the Secretary of State of Massachusetts to form the Company.

“Class A Member” means CVI.

“Class B Member” means COP.

“Class C Member” means CPEF.

“Class D Member” means SH.

“Class E Member” means CRA.

“Class F Member” means CLRA.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” means Nantucket Acquisition LLC, a Delaware limited liability company, and the limited liability company continuing the business of this Company in the event of dissolution as herein provided.

“Confidential Information” means proprietary or confidential information, knowledge, technology, data, methods, files, records, business plans, market development strategies and programs, and client lists relating to the Company.

“COP” means Cornerstone Operating Partnership, L.P., a Delaware limited partnership.

“COP Documents” means two promissory notes and related documents representing a non-revolving line of credit to the Company not exceeding $8,000,000.

“COP Loan” means the loan set forth in the COP Documents.

“COP Transaction” means the transaction contemplated pursuant to the COP Documents.

“Counsel” means John E. James (and his firm).

“CPEF” means Cornerstone Private Equity Fund Operating Partnership, LP, a Delaware limited partnership.

“CPEF Documents” means one promissory note and related documents representing a non-revolving line of credit to the Company not exceeding $1,500,000.

“CPEF Loan” means the loan set forth in the CPEF Documents.

“CPEF Transaction” the transaction contemplated pursuant to the CPEF Documents.

“CRA” means Cornerstone Realty Advisors, LLC a Delaware limited liability company.

“CLRA” means Cornerstone Leveraged Realty Advisors, LLC, a Delaware limited liability company.

“CVI” means Cornerstone Ventures, Inc., a California corporation.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Effective Date” means December 14, 2009.

“Extraordinary Cash Flow” has the meaning set forth under the definition of Shared Appreciation.

“Fair Market Value” has the meaning set forth under the definition of Shared Appreciation.

“Gross Asset Value” means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Manager;

(ii)          The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times: (A) the acquisition of an additional interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an Interest (including, without limitation, pursuant to Section 5.4(a) in connection with Shared Appreciation); and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however that the adjustments pursuant to clauses (A) and (B) above shall be made only if the Manager reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)         The Gross Asset Value of any Property distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

(iv)         The Gross Asset Values of all Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and clauses (vi) hereof and (vi) of the definition of Profits and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent the Manager determines that an adjustment pursuant to clause (ii) of the definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (i), (ii) or (iv) of the definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Guaranteed Payment” means (i) with respect to COP, an 8.00% annual return (compounded annually) the Adjusted Capital Contributions of COP, and (ii) with respect to CPEF, a 12.00% annual return (compounded annually) the Adjusted Capital Contributions of CPEF.  A Guaranteed Payment pursuant to this Agreement shall be treated as a guaranteed payment within the meaning of Code Section 707(c).

“Interest” means an interest in the Company representing the rights and obligations under the Agreement of the Member who holds such Interest.

“Lender” or “Lenders” means COP and/or CPEF, as the case may be.

“Liquidating Events” has the meaning set forth in Section 8.1.

“Loans” means the funds advanced to the Company pursuant to the Loan Documents.

“Loan Documents” means the COP Documents and CPEF Documents.

“Major Capital Event” has the meaning set forth under the definition of Shared Appreciation.

“Major Decisions” means the decisions set forth in Section 4.3.

“Manager(s)” means the Person(s) determined pursuant to Section 4.2.

“Maturity Date” has the meaning set forth under the definition of Shared Appreciation.

“Member” means any Person who has been admitted as a Member or substitute Member pursuant to the terms of this Agreement and who is the owner of an Interest.  “Members” means all such Persons.  Subject to Section 6.4, the term “Member” also means a transferee of an Interest who has not become a substitute Member pursuant to Section 6.2.

“Member Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Net Value” has the meaning set forth under the definition of Shared Appreciation.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Officers” means the officers (if any) appointed pursuant to Section 4.1(b).

“Operating Cash Flow” has the meaning set forth under the definition of Shared Appreciation.

“Part A COP Transaction” means the portion of the COP Loan treated for tax purposes as a debtor-creditor loan of up to $6,640,000 to the extent drawn.

“Part B COP Transaction” means the portion of the COP Loan treated for tax purposes as an equity contribution and Capital Contribution to the Company (and Capital Account credit for purposes of Regulations Section 1.704-1(b)(2)(iv)) of $1,360,000.

“Person” means any individual, partnership, corporation, trust or other entity.

“Profits” and “Losses” means, for each fiscal year or other period beginning on or after the Effective Date, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to the definition of Profits sand Losses shall be added to such taxable income or loss;

(ii)          Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to the definition of Profits and Losses shall be subtracted from such taxable income or loss;

(iii)          In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)          Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v)           In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation;

(vi)          To the extent an adjustment to the adjusted tax basis of any Property pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Property) or loss (if the adjustment decreases the basis of the Property) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)         Notwithstanding any other provision of the definition of Profits and Losses, any items which are specially allocated pursuant to Section 5.1 of Exhibit D hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specifically allocated pursuant to Sections 5.1(c) and 5.1(d) of Exhibit D hereof shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) of the definition of Profits and Losses.

“Property” means: (i) for purposes of Section 1.4, such term as defined in the Loan Documents; and (ii) for all other purposes of this Agreement, all real and personal property interests acquired by the Company and any improvements thereto, and shall include both tangible and intangible property.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” or “REITs” means a real estate investment trust or real estate investment trusts.

“SH” means Servant Healthcare Investments, LLC, a Florida limited liability company.

“Shared Appreciation” and related definitions:

(i)           The Members’ Shared Appreciation Interests are:

(A)          Class A Member: 50.00% of Tier 2 Shared Appreciation;

(B)           Class B Member: 40.00% of Tier 1 Shared Appreciation (regardless of the amount drawn pursuant to Section 2.1(a));

(C)           Class C Member: 10.00% of Tier 1 Shared Appreciation (regardless of the amount drawn pursuant to Section 2.1(b));

(D)           Class D Member: 33.34% of Tier 1 Shared Appreciation and 33.40% of Tier 2 Shared Appreciation;

(E)           Class E Member: 14.03% of Tier 1 Shared Appreciation and 14.80% of Tier 2 Shared Appreciation; and

(F)           Class F Member: 2.63% of Tier 1 Shared Appreciation and 1.80% of Tier 2 Shared Appreciation;

(ii)          Shared Appreciation means the aggregate of the Extraordinary Cash Flow and the Net Value;

(iii)         Tier 1 Shared Appreciation means the Shared Appreciation for all periods through the date the Loans are paid in full;

(iv)         Tier 2 Shared Appreciation means the Shared Appreciation for all periods after the date the Loans are paid in full;

(vii)        Extraordinary Cash Flow and Net Value.  The following definitions shall apply in determining Extraordinary Cash Flow and Net Value:

(A)          “Acceleration Default” means the Lender’s acceleration of the indebtedness evidenced by the Loan Documents after the occurrence of an Event of Default (as set forth in the Loan Documents).

(B)           “Determination Date” means the first to occur of an Acceleration Default or the Maturity Date.

(C)           “Extraordinary Cash Flow” means the net cash receipts realized by the Company from a Major Capital Event, reduced by (to the extent not deducted in determining Operating Cash Flow) (i) the out-of-pocket costs and expenses incurred by the Company in connection with such Major Capital Event, including title, survey, appraisal, recording, escrow, transfer tax and similar costs, brokerage expenses and attorney’s and other professional fees, and (ii) to the extent not funded out of Reserves, proceeds applied to rebuild, repair, or restore the Property.

(D)           “Fair Market Value” means (i) the gross sales price for which the Property is sold by the Company to a bona fide third party purchaser pursuant to an arms length transaction, or (ii) if the Property is not sold by the Company to a third party purchaser as provided in (i) above, then the fair market value of the Property, which  shall be determined as follows:  Within thirty (30) days after the Determination Date, (i) the Company shall designate in writing to the Lenders a person to act as an appraiser for the purpose of establishing the fair market value of the Property (“Company Appraiser”), and (ii) the Lenders shall designate (subject to the last paragraph of this paragraph (D)) in writing to the Company a person to act as an appraiser for the purpose of establishing the fair market value of the Property (“Lenders’ Appraiser”).  The Company’s Appraiser and the Lenders’ Appraiser shall appoint a mutually agreed upon third appraiser (“Third Appraiser”) (the Company’s Appraiser, the Lenders’ Appraiser and the Third Appraiser (each, an “Appraiser, and collectively, the “Appraisers”).  Each Appraiser shall specialize in the appraisal of real estate projects similar to the Property in the region where the Property is located, shall have no less than five year’s experience in such field and shall be recognized as ethical and reputable.  No Appraiser shall have any personal or financial interest as would disqualify such appraiser from exercising an independent and impartial judgment as to the value of the Property.  In determining the Fair Market Value of the Property, each Appraiser shall calculate the Fair Market Value using the then current occupancy and income from the Property, or the occupancy and income from the Property reflected on the proforma statement prepared in connection with the acquisition of the Property by the Company, whichever results in a greater Fair Market Value.  The Fair Market Value of the Property shall be equal to the average of the valuations of the Property as determined by all of the Appraisers; provided, however, that if any Appraiser’s valuation for the Property deviates by more than twenty percent (20%) from the median valuation of the three appraisers for the Property, the Fair Market Value of the Property shall be determined by using the average of the other two Appraisers’ valuations (unless the valuations of two Appraiser’s deviate by more than twenty percent (20%) from the median valuation, in which event the Fair Market Value of the Property shall be the value set forth in the median valuation).  The determination of the fair market value of the Property in accordance with the foregoing shall be binding and conclusive on the Company and Lenders.

In the event the Lenders are unable to agree on a single Lenders’ Appraiser pursuant to the foregoing provisions, each Lender shall appoint an Appraiser, and the average of the fair market value as determined by such two Appraisers shall be treated as the appraisal of the Lenders’ Appraiser for purposes of the foregoing provisions.

(E)           “Major Capital Event” means one or more of the following:  (i) sale of all or any part of an interest in the Property (other than dispositions of tangible personal property in the ordinary course of business); (ii) funding of any indebtedness of the Company of $100,000 or more secured by all or any material portion of the Property, excluding, however, the Loans and any disbursement of the Loans from time to time; or (iii) receipt by the Company of net proceeds resulting from condemnation of any part of or an interest in the Property having a value of $9,000,000 or more through the exercise of the power of eminent domain or any loss of all or a portion of the Property or an interest in the Property having a value of $9,000,000 or more by casualty, failure of title or otherwise, which net proceeds are not applied to repair or restoration of the Property in accordance with each of those certain Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by the Company in favor of the Lenders encumbering the Property.

(F)          “Maturity Date” means January 1, 2015.

(G)          “Net Value” means the Fair Market Value of the Property plus the Reserves less (i) an allowance for actual normal and customary sales costs not to exceed five percent (5.0%) of the Fair Market Value, (ii) the costs and charges of any appraisers in connection with the valuation process, and (iii) the outstanding principal amount of the Loans and any other indebtedness of the Company described in paragraph (E)(ii) above.

(H)         “Operating Cash Flow” means the net income or loss of the Company from the Property for the fiscal period in question, as determined in accordance with generally accepted accounting principles consistently applied, and adjusted as follows:

(1)           Additions.  There shall be added to such net income or subtracted from such loss, without duplication, the following items:  (i) the amount charged during such period for depreciation, amortization or any other deduction not involving a cash expenditure, (ii) the amount of cash expenditures paid out of Reserves during such period to the extent such expenditures were deducted in determining net income or loss, (iii) rental receipts, collection of receivable and other cash receipts during such period which were included (whether or not received) in determining net income or loss in a prior accounting period, (iv) the costs and expenses incurred by the Company during such period in connection with a Major Capital Event to the extent deducted from gross income in the determination of net income or loss, except to the extent that net receipts of the Company from such Major Capital Event were insufficient to pay such costs and expenses, (v) proceeds of short term borrowings in the ordinary course of business during such period (excluding, in any event, the Loans and any disbursement of the Loans from time to time and (vi) any amount during such period by which cash reserves previously established by the Company in order to retain sufficient working capital in the Company or to properly reserve for actual or contingent obligations of the Company or improvements to the Property have been reduced (other than through payment of expenses).

(2)           Deductions.  There shall be subtracted from such net income or added to such loss, without duplication, the following items:  (i) the amount of payments of principal and regular interest made during such period on the Loans or any other financing which was a Major Capital Event, (ii) capital expenditures and any other cash sums expended during such period for items not deducted in determining net income or loss of the Company, except to the extent paid from proceeds of a Major Capital Event, (iii) any amount included in net income or loss but not received in cash by the Company during such period, (iv) the proceeds during such period of a Major Capital Event to the extent including in determining net income or loss during such period, (v) any amount to establish, replenish or increase during such period cash reserves (together, “Reserves”) pursuant to a reasonable determination by the Company reasonably approved by the Lenders that such Reserves and the amount thereof is necessary in order to retain sufficient working capital in the Company or to properly reserve for other actual or contingent obligations of or improvements to the Property, and (vi) amounts funded by the Company out of sources other than Reserves or Property revenues for the payment of operating expenses or debt service during any previous period.

“Sherburne” means Sherburne Commons Residences, LLC, a Massachusetts limited liability Company.

“Tax Matters Partner” has the meaning set forth in Code Section 6231.

“Tax Returns” means federal or state income or franchise tax returns.

“Transfer” and “Transferred” means transfer, assign, convey, sell, encumber or in any other way alienate.

OPERATING AGREEMENT
FOR
NANTUCKET ACQUISITION LLC,
A DELAWARE LIMITED LIABILITY COMPANY

EXHIBIT D

ALLOCATIONS; ADDITIONAL LIQUIDATION PROVISIONS

5.1          Allocations.

(a)          Profits.  After giving effect to the special allocations set forth in Sections 5.1(c) and 5.1(d) hereof, Profits for any fiscal year or other period shall be allocated to the Members in the following order and priority:

(i)           First, to the Members in an amount equal to the excess, if any, of (i) the cumulative Losses allocated pursuant to Section 5.1(b)(i) hereof for all prior fiscal years or other periods, over (ii) the cumulative Profits allocated pursuant to this Section 5.1(a)(i) for the current and all prior fiscal years or other periods (pro rata among them in proportion to each Member's excess amount);

(ii)          Second, to the Class A Member to the extent of Profits not attributable either to (A) the disposition of Property or (B) book-up gain pursuant to clause (iii) of the definition of Profits and Losses, provided that Profits pursuant to this Section 5.1(a)(ii) shall be allocable first to the Class B Member and/or Class C Member to the extent (if at all) distributions of Operating Cash Flow are distributed to Class B Member and/or Class C Member pursuant to Section 5.2(a)(v);

(iii)         Third, to the extent not already allocated pursuant to Section 5.1(a)(ii), to the Class B Member and Class C Member to the extent of their Tier 1 Shared Appreciation (pro rata among them in proportion to their Tier 1 Shared Appreciation percentages);

(iv)         Fourth, to the Class D Member, Class E Member and Class F Member  to the extent of their Tier 1 Shared Appreciation (pro rata among them in proportion to their Tier 1 Shared Appreciation percentages); and

(v)          Fifth, to the Class A Member, Class D Member, Class E Member and Class F Member  to the extent of their Tier 2 Shared Appreciation (pro rata among them in proportion to their Tier 2 Shared Appreciation percentages).

(b)          Losses.  After giving effect to the special allocations set forth in Sections 5.1(c) and 5.1(d) hereof, Losses for any fiscal year or other period shall be allocated in the following order and priority:

(i)            Except as provided in Sections 5.1(b)(ii) and 5.1(b)(iii) hereof, Losses shall be allocated to the Members in  proportion to their Capital Contributions.

(ii)           Except as provided in Sections 5.1(b)(iii) hereof:

(A)          To the extent Profits not attributable either to (1) the disposition of Property or (2) book-up gain pursuant to clause (iii) of the definition of Profits and Losses, have been allocated pursuant to Section 5.1(a)(ii) hereof for any prior fiscal year or other period, Losses not attributable either to (1) the disposition of Property or (2) book-down losses pursuant to clause (iii) of the definition of Profits and Losses, shall be allocated to offset any Profits allocated pursuant to Section 5.1(a)(ii).

(B)           To the extent Profits attributable either to (1) to the disposition of Property or (2) book-up gain pursuant to clause (iii) of the definition of Profits and Losses, have been allocated pursuant to Section 5.1(a)(iii), Section 5.1(a)(iv),  Section 5.1(a)(v), or Section 5.1(a)(vi) hereof for any prior fiscal year or other period, Losses attributable either to (1) the disposition of Property or (2) book-down losses pursuant to clause (iii) of the definition of Profits and Losses, shall be allocated first to offset any Profits allocated pursuant to Section 5.1(a)(vi), next to offset any Profits allocated pursuant to Section 5.1(a)(v), next to offset any Profits allocated pursuant to Section 5.1(a)(iv), and next to offset any Profits allocated pursuant to Section 5.1(a)(iii) (in each case, pro rata among the Members in proportion to their shares of the Profits being offset).

(iii)          The Losses allocated pursuant to Sections 5.1(b)(i) and (5.1(b)(ii) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year.  In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii) hereof, the limitation set forth in this Section 5.1(b)(iii) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

(c)          Special Allocations.  The following special allocations shall be made in the following order:

(i)            Minimum Gain Chargeback.  Except as provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 5.1, if there is a net decrease in Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member's share of the net decrease in Minimum Gain, determined in accordance with Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations.  This Section 5.1(c)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(ii)           Member Nonrecourse Debt Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 5.1 except Section 5.1(c)(i), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations.  This Section 5.1(c)(ii) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(iii)          Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.1(c)(iii) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(c)(iii) were not in the Agreement.

(iv)          Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Company fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.1(c)(iv) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in Section 5.1 have been tentatively made as if Section 5.1(c)(iii) hereof and this Section 5.1(c)(iv) were not in the Agreement.

(v)           Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal year or other period shall be specially allocated among the Members in proportion to their Capital Contributions.

(vi)          Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(vii)         Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any Property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Property) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii)        Final Allocations.  Notwithstanding any provision to the contrary in this Agreement, it is the intent of the Members that, upon the dissolution of the Company and the making of distributions pursuant to Section 8.2(c), the Members' Capital Accounts shall be in proportion to the amounts they will receive pursuant to Sections 8.2(c) and 5.2.  Accordingly, the Manager shall modify the allocations pursuant to this Exhibit D in such manner and to such extent as may be necessary to cause the Members' Capital Accounts upon the dissolution of the Company to be in the ratios that they will receive final distributions pursuant to Sections 8.2(c) and 5.2, with the result that, after liquidating distributions are made to the Members, each Member's Capital Account balance shall be zero (to the extent possible).

(d)           Curative Allocations.  The allocations set forth in Sections 5.1(b)(ii) hereof and the foregoing provisions of Section 5.1(c) (other than Section 5.1(c)(viii)) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.1(d). Therefore, notwithstanding any other provision of this Section 5.1 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to this Exhibit D other than the Regulatory Allocations.  In exercising their discretion under this Section 5.1(d), the Manager shall take into account future Regulatory Allocations under Sections 5.1(c)(i) and 5.1(c)(ii) hereof that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.1(c)(v) and 5.1(c)(vi) hereof.

(e)          Other Allocations Rules.

(i)            For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined as provided in Section 6.3.

(ii)           Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit and any other allocations for any fiscal year or other period not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for such year or other period.

(iii)          The Members are aware of the income tax consequences of the allocations made by this Section 5.1 and hereby agree to be bound by the provisions of this Section 5.1 in reporting their shares of Company income and loss for income tax purposes.

(iv)          Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to their Capital Contributions.

(v)           To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Manager shall endeavor to treat distributions of Net Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

(f)           Tax Allocations: Code Section 704(c).  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with clause (i) of the definition of Gross Asset Value.

In the event the Gross Asset Value of any Property is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such Property shall take account of any variation between the adjusted basis of such Property for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 5.1(f) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

5.2          Compliance with Timing Requirements of Regulations.  In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (i) distributions shall be made pursuant to Article 8 to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (ii) if a Member's Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or any other Person for any purpose whatsoever.  In the discretion of the Manager, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to Article 8 may be:

(a)           distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company.  The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Manager, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement; or

(b)           withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

5.3          Deemed Distribution and Recontribution.  Notwithstanding any other provision of Article 8, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Company’s assets shall not be liquidated, the Company's liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up.  Instead, solely for federal income tax purposes, the Company shall be deemed to have distributed its assets in kind to the Members, who shall be deemed to have assumed and taken subject to all Company liabilities, all in accordance with their respective Capital Accounts.  Immediately thereafter, the Members shall be deemed to have recontributed the assets in kind to the Company, which shall be deemed to have assumed and taken subject to all such liabilities.

OPERATING AGREEMENT
FOR
NANTUCKET ACQUISITION LLC,
A DELAWARE LIMITED LIABILITY COMPANY

EXHIBIT E

PROVISIONS PURSUANT TO SECTION 5.4(C)

1.1          Fair Market Value.

(a)           Appointment.  Within thirty (30) days after the Manager gives notice to the Class D Member, the Class E Member and/or the Class E Member (individually or collectively, the “Redemption Member” or “Redemption Members”), (i) the Company shall appoint an appraiser, and (ii) the Redemption Member or Redemption Members collectively shall appoint (based on the majority vote of the Redemption Members, or in the event of only two Redemption Members, the Redemption Member who holds the larger Tier 1 Shared Appreciation Interest) a single appraiser, to determine the Fair Market Value (as defined below) of the Membership Interests of the applicable Redemption Member or Redemption Members.  Each such appraiser shall have at least five years of full-time experience in the appraisal of closely-held businesses and interests in entities holding such businesses whose primary business is similar or related to the business of the Company and Sherburne.  The Company and the Redemption Member or Redemption Members shall deliver to the other party notice of such appointment.

(b)           One Appraiser.  If a party who may appoint an appraiser fails within the 30-day period set forth in Section 1.1(a) to designate an appraiser in accordance with Section 1.1(a), the single appraiser appointed shall determine within thirty (30) days after such appointment such Fair Market Value.

(c)           Two Appraisers.  If two appraisers are appointed in accordance with Section 1.1(a) and they are unable to agree on the Fair Market Value within thirty (30) days after the second appraiser is appointed, and if the lower appraisal is greater than or equal to eighty percent (80%) of the higher appraisal, then the Fair Market Value shall be the average of the two appraisals.  If two appraisers are so appointed and they agree on the Fair Market Value , that Fair Market Value shall be the Fair Market Value, as the case may be.

(d)           Three Appraisers.  If the lower appraisal is less than eighty percent (80%) of the higher appraisal under Section 1.1(c), the two appraisers shall attempt to select a third appraiser meeting the qualifications stated in Section 1.1(a) within thirty (30) days after the second appraiser is appointed.  Unless they select a third appraiser and notify the Company of such selection within that thirty (30)-day period, the Company shall select a third appraiser who meets the qualifications stated in Section 1.1(a).  The third appraiser, however selected, shall be a person who has not previously acted in any capacity for any Manager, Officer, Member or Affiliate thereof.  Within thirty (30) days after the selection of the third appraiser, each appraiser shall submit his or her determination of the Fair Market Value.  The Fair Market Value shall be the average of the two determinations that are closest in amount (so that if, for example, the determinations were 5.0, 8.0 and 10.0, the Fair Market Value would 9.0 (the average of 8.0 and 10.0)); provided that if one of the appraisals (“Middle Appraisal”) is exactly the average of the other two appraisals, the Fair Market Value shall be the Middle Appraisal (so that if, for example, the determinations were 5.0, 7.5 and 10.0, the Fair Market Value would be 7.5).

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(e)           Agreed Value.  If the parties agree in writing as to the Fair Market Value, then no appraisers shall be appointed pursuant to this Exhibit E or, if such appraisers have been appointed, they shall be dismissed.

(f)           Fair Market Value.  The Fair Market Value of the Membership Interests of an applicable Redemption Member determined by an appraiser pursuant to this Exhibit E shall be the excess of (“Excess Value”) (i) the fair market value of such Membership Interest determined on a going concern basis of the Company and Sherburne and shall include all of the Property including, without limitation, goodwill, minus (ii) appropriate discounts for lack of marketability and minority interests of such Membership Interests.

(g)           Appraisal Costs.  The costs of any appraisals required under this Exhibit E shall be borne fifty percent (50%) by the Company and fifty percent (50%) by the Redemption Members (in proportion to each Redemption Member’s Excess Value).

(h)           Payment of Fair Market Value.  The Company shall pay the Fair Market Value of a Redemption Member’s Membership Interests in immediately available funds at closing.  The closing for the redemption of a Redemption Member's Interest pursuant to this Exhibit E shall be held at the principal office of Company within thirty (30) days after the determination of the Fair Market Value.  At the closing, the Redemption Member shall deliver to the Company an instrument of transfer (containing warranties (including warranties of title) of title and no encumbrances) conveying the Redemption Member’s Membership Interests.  The Redemption Member and the Company shall do all things and execute and deliver all papers as may be reasonably necessary fully to consummate such sale and purchase in accordance with the terms and provisions of this Agreement.

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TABLE OF CONTENTS

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ARTICLE 7 ACCOUNTING, RECORDS, REPORTING BY MEMBERS		11
7.1	Books and Records	11
7.2	Reports	11
7.3	Bank Accounts	12
7.4	Tax Matters	12
7.5	Inspection of Books and Records	12

ARTICLE 8 DISSOLUTION AND WINDING UP		12
8.1	Liquidating Events	12
8.2	Winding Up	13
8.3	Rights of Members	13
8.4	Notice of Dissolution	13
8.5	Final Accounting	13

ARTICLE 9 INDEMNIFICATION		13
9.1	Indemnification	13
9.2	Expenses	14
9.3	Indemnification Rights Non-Exclusive	14
9.4	Insurance	14
9.5	Assets of the Company	14

ARTICLE 10 REPRESENTATIONS		15
10.1	Represeentations	15

ARTICLE 11 MISCELLANEOUS		16
11.1	Complete Agreement	16
11.2	Binding Effect	16
11.3	Interpretation	16
11.4	Dispute Resolution	16
11.5	Severability	17
11.6	Notices	17
11.7	Amendments	17
11.8	Multiple Counterparts	17
11.9	Special Power of Attorney	18
11.10	Time	18
11.11	Waiver of Rights to Partition	18
11.12	Violation	18
11.13	Business Days	19
11.14	Applicable Laws	19
11.15	Incorporation by Reference	19
11.16	Further Action	19
11.17	Sole and Absolute Discretion	19
11.18	Third Parties	19
11.19	Equitable Relief	19
11.20	Confidentiality; Non-Use of Trade Secrets	20
11.21	Independent Activities	20
11.22	Counsel	20
11.23	Loan Documents	21

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